Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Friday, June 1, 2007	TRADED: Nasdaq
LANCASTER COLONY ACQUIRES BAKERY ASSETS OF MARSHALL BISCUIT CO.
     COLUMBUS, Ohio, June 1 — Lancaster Colony Corporation (Nasdaq: LANC) announced today that it has acquired the principal assets of Marshall Biscuit Company, Inc., a privately owned producer and marketer of frozen rolls and biscuits based in Saraland, Alabama. This acquisition is consistent with the company’s efforts to focus on its food operations.
     Bruce L. Rosa, president of Lancaster Colony’s Specialty Foods Group, said, “This acquisition provides us access to private-label accounts, new products and additional manufacturing flexibility as we plan to continue production at the Saraland facility. Marshall’s strength in the private-label channel nicely complements our Sister Schubert’s branded rolls.”
     “We remain interested in growing our specialty foods business through further good-fitting acquisitions such as Marshall Biscuit,” Mr. Rosa said. Marshall’s net sales to retail and foodservice customers in calendar 2006 totaled over $11 million.
     Lancaster Colony’s Specialty Foods Group focuses its branded retail products on the supermarket produce department and frozen case, and its foodservice products on national restaurant chains. Well-known products include T. Marzetti’s salad dressings, veggie and fruit dips; Chatham Village croutons; Cardini’s and Girard’s dressings; New York Brand and Mamma Bella frozen garlic breads; Sister Schubert’s frozen rolls; Reames frozen noodles and pastas; and Inn Maid premium dry egg noodles.
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward—looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in energy and raw-material costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to update such forward-looking statements. Specific influences relating to forward-looking statements are numerous, including the uncertainty regarding the effect or outcome of our decision to explore strategic alternatives among our nonfood operations. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K as filed with the Securities and Exchange Commission.
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FOR FURTHER INFORMATION:	Investor Relations Consultants, Inc. Phone: 727/781-5577 or E-mail: lanc@mindspring.com